Exhibit 8.1

List of main subsidiaries

Legal Entity	Country of Incorporation

Main subsidiaries of ASML Holding N.V. [1]: ASML Netherlands B.V.	Netherlands (Veldhoven)
ASML MaskTools B.V.	Netherlands (Veldhoven)
ASML Systems B.V.	Netherlands (Veldhoven)
ASML Motion B.V. [2]	Netherlands (Oirschot)
ASML Motion Sub B.V. [3]	Netherlands (Oirschot)
ASML Germany GmbH	Germany (Dresden)
ASML France S.a.r.l.	France (Montbonnot)
ASML (UK) Ltd.	UK (Paisley (Scotland))
ASML Israel (2001) Ltd.	Israel (Ramat-Gan)
ASML Ireland Ltd.	Ireland (Dublin)
ASML Dublin Ltd.	Ireland (Dublin)
ASML Italy S.r.l.	Italy (Avezzano)
ASML Hong Kong Ltd.	Hong Kong SAR
ASML Singapore Pte. Ltd.	Singapore
ASML Korea Co. Ltd.	Korea (Kyunggi-Do)
ASML Japan Co. Ltd.	Japan (Kawasaki-shi, Kanagawa-Ken)
ASML Lithography Facilities Science and Technology Co. Ltd.	China (Tianjin)
ASML Taiwan Ltd.	Taiwan (Hsinchu)
ASML Equipment Malaysia Sdn. Bhd.	Malaysia (Penang)
ASML Belgium BVBA	Belgium (Essen)
ASML Belgium Finance CV	Belgium (Essen)
Brion Technologies (Shenzhen) Co. Ltd.	China (Shenzhen)
Brion Technologies, Inc.	US (Delaware)
ASML US, Inc.	US (Delaware)
ASML Capital US, Inc	US (Delaware)
ASML MaskTools, Inc.	US (Delaware)
ASML Participations US Inc.	US (Delaware)
Lehrer Pearson, Inc.	US (Delaware)
ASML Ventures 1, Inc.	US (Delaware)
Kona Acquisition Company, Inc.	US (Reno, Nevada)
Kona Technologies, LCC	US (Reno, Nevada)
eLith LLC.	US (Delaware)
ASML Hong Kong Logistic Services Ltd.	Hong Kong SAR

1	All of our subsidiaries are (directly or indirectly) wholly-owned, with exception of Elith LLC, in which we hold an interest of 50%.
2	Wijdeven Motion Holding B.V. was renamed to ASML Motion B.V.
3	Wijdeven Motion B.V. was renamed to ASML Motion Sub B.V.